Exhibit 99
April 2, 2010

Team:

I am writing to follow up on my February 8th letter informing you that the Review Board established under our formal complaint procedures would be conducting an investigation into allegations made in January 20th and February 3rd letters. These letters were directed to me from anonymous authors claiming to be Florida Power & Light Company employees.  I am pleased to report to you that the extensive probe into those anonymous allegations has yielded no factual support for the allegations that the company or any individual employee engaged in any fraudulent or other illegal conduct.

This comprehensive investigation, which was initiated by the Review Board with significant oversight by the Audit Committee of the FPL Group Board of Directors, included extensive employee interviews, voluminous electronic and paper document reviews, and a forensic accounting review.

Carlton Fields, P.A., a leading Florida-based law firm, assisted the Review Board.  Paul Calli, Michael Pasano, Sam Salario, Adam Schwartz and other Carlton Fields partners, who collectively have over 100 years of legal practice experience and include the chair of the firm’s White Collar Crime and Government Investigations Practice Group and former members of the United States Attorney’s Office, the Florida State Prosecutor’s Office and the Federal Public Defender’s Office, were among the contributing Carlton Fields attorneys.  An independent accounting firm, primarily composed of former IRS auditors collectively having over 75 years of federal law enforcement experience, also assisted. In total, Carlton Fields and the independent accounting firm have worked more than 1,500 hours over almost two months on this investigation.

Substantial time and effort was, of course, also devoted by both the Review Board and Audit Committee.  The investigation had unfettered access to our employees, our books and records, our e-mail system, and our computer files.  As a reminder, this investigation followed a separate internal investigation into the January 20th letter that found no evidence of wrongdoing.

Over the course of the investigation, we ensured that every opportunity was provided for any employee who believed he or she might have specific facts relevant to the allegations to come forward and present those facts in a confidential and secure manner. In addition to our existing internal processes for reporting employee concerns, the company provided three separate hotlines for any employee to confidentially or anonymously report a concern to a third party. One of the hotlines was directed to the FPL Group Board of Directors, one to Carlton Fields and one to Global Compliance, a leading independent provider of hotline services.  We also encouraged employees to come forward with any information they had by reminding them of the obligation they owe under the FPL Group Code of Business Conduct and Ethics to report any actual or suspected violation of a law or regulation and any actual or suspected fraud, together with their right to remain anonymous and to be free from the threat of retaliatory action.

In sum, there should be no doubt that we took these allegations very seriously. I would like to thank all of you who were called upon to provide information and fully cooperated with the investigation. For reasons of integrity of the process and out of respect for those who furnished information, I hope you can understand that it would not be appropriate to share additional investigation details with you.

We are proud that the quality of major company processes for validating the accuracy of information we furnish to our external stakeholders continues to satisfy scrutiny. Nonetheless, as all of you know, I am deeply committed to continuous improvement in all aspects of our business.  To the extent that we fall short of employees’ expectations, I am committed to improve.  In that spirit, and to reaffirm our commitment to the integrity of our processes, public statements and regulatory filings, and to high ethical conduct, we are taking the following actions:

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First, we will maintain the third-party hotline that we implemented in February which allows employees to anonymously or confidentially report any information about fraud, misconduct, harassment, noncompliance, or any other matter of legal, regulatory or Code of Business Conduct and Ethics concern.

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We are also creating the role of Corporate Responsibility Officer within FPL Group.  While we have numerous areas of the business involved with managing and enforcing the Code of Business Conduct and Ethics and ensuring compliance, we believe that we can further enhance our performance in this area by consolidating and integrating all of these activities into one department.  Effective immediately, Jeff Bartel, who currently serves as Vice President of Corporate Compliance, will have the added responsibility of serving as our Corporate Responsibility Officer. Jeff and his team have already been significantly involved in a number of compliance initiatives, including matters associated with our Code of Business Conduct and Ethics, FERC/NERC compliance, Foreign Corrupt Practices Act compliance, and compliance with requirements of the Public Utility Commission of Texas. In his expanded role, Jeff will also examine all of our practices in these areas, compare them to the best practices of leading companies, and lead us in making any advisable changes identified by this process.

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Finally, we are expanding the role that former Florida Attorney General Bob Butterworth already has with our company.  Because of his substantial experience and the great respect he has earned in our state, we engaged General Butterworth to provide counsel late in our rate case.  We have found value in his candid observations and feedback. As a result, we have asked him to provide us with additional advice, counsel and feedback regarding compliance, major regulatory filings, legislative issues and related communications going forward.

As we move forward, I ask that each and every one of us seek to work as a cohesive team toward our common goal of providing high quality, affordable and reliable service to our customers, which will in turn lead to what is best for our employees and our shareholders.

Sincerely,

Lew Hay
Chairman & CEO
FPL Group